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                                               As amended through June 26,1998

                          GENOVESE DRUG STORES, INC.

                          1984 EMPLOYEE STOCK OPTION
                      AND STOCK APPRECIATION RIGHTS PLAN

                  Section 1. Statement of Policy. The Board of Directors of Genovese Drug Stores, Inc. believes that it would be in the best interest of the Company to adopt an Employee Stock Option and Stock Appreciation Rights Plan in order to encourage the acquisition of a proprietary interest in the Company by employees and directors of, and consultants to, the Company. The Plan will provide a means whereby such employees, directors and consultants may purchase shares of the Common Stock of the Company pursuant to options or stock appreciation rights granted subject to the conditions hereinafter provided.

                   Section 2. Definitions. When used in this Plan, unless the context otherwise requires:

                  (a) Board of Directors. "Board of Directors" shall mean the Board of Directors of the Company as constituted from time to time.

                  (b) Committee. "Committee" shall mean the Stock Option Plan Committee described in Section 3.

                  (c) Company. "Company" shall mean Genovese Drug Stores, Inc., a Delaware corporation.

                  (d) Fair Market Value. "Fair Market Value" shall mean for a Share on any particular date the closing sales price of a Share on the stock exchange on which the Shares are then primarily listed and traded, or if there shall have been no sales on such exchange on the relevant date, the closing sales price on the last preceding day upon which a sale took place, or if the Shares shall not be listed, the average of the high and low bid prices in the domestic over-the-counter market on the relevant date.

                  (e) Options. "Options" shall mean the Options to purchase shares granted pursuant to the Plan.

                  (f) Plan. "Plan" shall mean the 1984 Employee Stock Option and Stock Appreciation Rights Plan authorized by the Board of Directors at its meeting held on March 16, 1984 as such Plan may be amended from time to time as herein provided.

                  (g) Share. "Share" shall mean a share of Common Stock of the Company.

                  (h) Stock Appreciation Rights. "Stock Appreciation Rights" shall mean the Stock Appreciation Rights granted pursuant to Section 15 of the Plan, and shall include Stock Appreciation Rights issued in tandem with an Option and non-tandem Stock Appreciation Rights.


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                  Section 3.  Stock Option Plan Committee.

                  (a) The Plan shall be administered by a Committee which shall consist of at least three outside members of the Board of Directors who shall be selected by the Board of Directors. Any member of the Committee may be removed at any time with or without cause by the Board of Directors. If a member of the Committee for any reason shall cease to serve, the vacancy shall be filled by the Board of Directors. The Chairman of the Committee shall be designated by the Board of Directors.

                  (b) Subject to the provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used therein, to prescribe, amend and rescind rules and regulations relating to the Plan, to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives and beneficiaries.

                  Section 4.  Meetings.

                  (a) Meetings of the Committee may be called at any time by the Board of Directors or the Chairman of the Committee and shall be called on written request of any two (2) members of the Committee, provided that meetings may be held at any time without notice if all the members of the Committee are present, or if at any time before or after the meeting those not present waive notice of the meeting in writing. When practicable, at least one (1) day's notice of meeting shall be given in person or by telephone, letter, telegram or telex.

                  (b) At meetings of the Committee the presence of a majority of the members of the Committee at the time of such meeting shall be necessary to constitute a quorum. Any act of a majority present at a meeting at which there is a quorum shall be the act of the Committee. Action may be taken by the Committee without a meeting if a written consent thereto is signed by all the members of the Committee and such written consent is filed with the minutes of proceedings of the Committee. Members of the Committee may participate in meetings of the Committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

                  Section 5. Shares Available. The Committee may, but shall not be required to, grant in accordance with the Plan, Options or non-tandem Stock Appreciation Rights with respect to not more than 1,950,000 Shares which may either be treasury Shares or authorized but unissued Shares. The number of Shares with respect to which Options or Stock Appreciation Rights have not been granted or with respect to which Options or Stock Appreciation Rights have expired or terminated shall be subject to adjustment pursuant to the provisions of Section 20 herein. If any Options or Stock Appreciation Rights shall expire or terminate for any reason

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without having been exercised in full, Options or non-tandem Stock
Appreciation Rights for the unpurchased Shares or unexercised Rights subject thereto may again be granted under the Plan; provided, however, that to the extent a Stock Appreciation Right granted in tandem with an Option is exercised, such Option shall be deemed to have been exercised and the Shares which otherwise would have been issued upon the exercise of such Option shall not be subject to the grant of any additional Options or non-tandem Stock Appreciation Rights.

                  Section 6. Time of Granting of Options or Stock Appreciation Rights. Options and/or Stock Appreciation Rights may be granted by the Committee pursuant to this Plan up to and including March 16, 2004.

                  Section 7. Persons Eligible. Persons eligible to receive discretionary Options or Stock Appreciation Rights shall be such employees of, or consultants to, the Company as the Committee shall select in its sole discretion. In addition, non-employee members of the Board of Directors shall be eligible to receive discretionary Options as provided herein.

                  Section 8. Number of Shares to be Optioned. The number of Shares to be optioned or subject to Stock Appreciation Rights granted to any eligible personnel shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, (i) each fiscal year of the Company, the Committee may grant to each non-employee who is then a member of the Board of Directors options to purchase such number of Shares as the full Board of Directors shall determine in its sole discretion, and (ii) the aggregate number of Shares covered by Options or Stock Appreciation Rights granted to any person shall not exceed 250,000 in any one-year period. An employee who has been granted an Option or Stock Appreciation Right may be granted additional Options or Stock Appreciation Rights if the Committee shall so determine.

                  Section 9. Form of Options and Rights. The form of Options and Stock Appreciation Rights shall be as determined from time to time by the Committee. An Option Certificate or Stock Appreciation Right Certificate signed by the Chairman of the Board or the President or a Vice President, attested by the Treasurer or Assistant Treasurer, or Secretary or Assistant Secretary of the Company and having the seal of the Company so affixed thereto shall be issued to each person to whom an Option or Stock Appreciation Right is granted. If a Stock Appreciation Right is granted in tandem with an Option, an Option Certificate, with appropriate modifications as determined by the Committee, shall be issued.

                  Section 10. Duration of Options or Rights. The duration of each Option or any Stock Appreciation Right granted hereunder shall be for such period as the Committee shall determine, but not more than (i) five years from the date of grant thereof in the case of an Option which is intended to constitute an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, and which is granted to an individual who owns (at the time such Option is granted) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, or (ii) 10 years from the date of grant thereof in the case of any other Option or Stock Appreciation Right.

                  Section 11. Assignability of Options. Options, Stock Appreciation Rights and all rights thereunder granted under this Plan, shall not be transferrable by the holder thereof

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otherwise than by will or the laws of descent and distribution, and such
Option or Stock Appreciation Right may be exercised during the holder's lifetime only by or on behalf of the holder thereof.

                  Section 12. Price. The price per share of the Shares to be purchased pursuant to the exercise of an Option and the price per share of the Shares subject to a non-tandem Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value, as determined by the Committee, of a Share of the Company on the date of grant of the Option or Stock Appreciation Right. The price per Share of the shares subject to a tandem Stock Appreciation Right shall be the same as the price per share of the Shares to be purchased pursuant to the exercise of the Option underlying such tandem Stock Appreciation Right.

                  Section 13.  (Reserved).

                  Section 14. Exercise of Options or Rights. Options and non-tandem Stock Appreciation Rights shall be exercisable in whole or in part at such time and upon such terms and conditions as the Committee shall determine, but not sooner than approval of this Plan by the stockholders of the Company. An Option or any Stock Appreciation Right shall be exercised by delivery of a duly signed notice in writing specifying the number of Shares with respect to which such exercise occurs, together with the Option or Right Certificate, and in the case of the exercise of an Option, the full purchase price of the Shares to be purchased pursuant to such exercise, to the Chairman of the Board or an officer of the Company appointed by the Chairman of the Board for the purpose of receiving the same; provided, however, that no Option or Stock Appreciation Right granted pursuant to the Plan may be exercised at any time when the exercise thereof violates any law or governmental order or regulation. Payment for the Shares purchased pursuant to the exercise of an Option shall be made in full at the time of the exercise of such Option by any one or more of the following methods: in cash; by check payable to the order of the Company; by the delivery to the Company of Shares which shall be valued at their Fair Market Value on the date of exercise of the Option, by participation in the stock option exercise program established pursuant to the Corporate Stock Option Exercise Program Agreement by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or by any other method acceptable to the Committee and counsel for the Company, including loans, advances and guarantees of loans by the Company.

                  Section 15.  Stock Appreciation Rights.

                  (a) A Stock Appreciation Right may be granted by the Committee to an eligible person or may be granted by the Committee in tandem with all or any part of an Option granted under this Plan at the time of the grant of such Option.

                  (b) Subject to the provisions set forth below, upon the exercise of a Stock Appreciation Right granted in tandem with an Option, the holder thereof shall surrender the Option, or any applicable portion thereof, to the extent then exercisable but unexercised and receive a number of Shares or cash, or cash and Shares as determined by the Committee pursuant to subparagraphs (ii) and (iii) of paragraph (c) of this Section 15. Such Options shall, to the extent surrendered, thereupon cease to be exercisable.

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                  (c) A Stock Appreciation Right shall be subject to the
         following terms and conditions and to such other terms and conditions as shall from time to time be approved by the Committee:

                           (i) A Tandem Stock Appreciation Right shall be
              exercisable at such time or times and to such extent, but only to the extent, that the Option to which they relate shall be exercisable. A Tandem Stock Appreciation Right shall not be transferrable or assignable separately from the Option to which it relates and the exercise or expiration of such Option shall terminate the related Stock Appreciation Right.

                           (ii) The exercise by the holder of a Stock
              Appreciation Right shall be made in writing to the Chairman of the Board or an officer of the Company appointed by the Chairman of the Board for the purpose of receiving the same, specifying whether the holder thereof desires cash or Shares or a combination thereof. Such request shall be subject to the absolute right of the Committee to substitute stock for cash or cash for stock as set forth in Section 15(c)(iv) hereof. An exercise by an officer, director or 10% shareholder electing a full or partial settlement for cash must be received in writing during the period beginning on the third business day next following the date of release by the Company of quarterly or annual financial data and ending on the twelfth business day following such date of release.

                           (iii) Upon the exercise of a Stock Appreciation
              Right, the holder thereof shall be entitled to receive from the Company the difference between (x) the price per share under the Stock Appreciation Right determined in accordance with Section 12 hereof, and (y) the Fair Market Value on the date of exercise of one Share, multiplied by the number of rights in respect to which the Stock Appreciation Right shall have been exercised. For purposes of this subparagraph, Fair Market Value shall be determined by the Committee as of the date of exercise of the Stock Appreciation Right.

                           (iv) Notwithstanding any provision to the contrary
              herein, the Committee may, under such terms and conditions as it deems appropriate, accept the exercise of a Stock Appreciation Right and authorize payment to be made in Shares, or in cash, or partly in such Shares and partly in cash. Shares shall be valued at Fair Market Value as determined by the Committee as of the date of exercise of the Stock Appreciation Right.

                  (d) If the Committee decides to pay cash upon the exercise of a Stock Appreciation Right, the Committee shall have the discretion to make such cash payments over a period of time, such period not to exceed 5 years from the date of exercise, plus interest at a rate to be determined by the Committee from the date of exercise.

                  (e) Shares with respect to which a non-tandem Stock Appreciation Right shall be exercised shall be charged against the maximum number of Shares which may be subject to Options or non-tandem Stock Appreciation Rights under this Plan notwithstanding that payment upon the exercise of such Stock Appreciation Right is made in whole or in part in cash.

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                  Section 16. Tax Withholding. In the event that a holder
elects to exercise his Option or Stock Appreciation Right, or any part thereof, pursuant to Section 14 or 15 hereof and if the Company shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations by reason of the issuance of Shares and/or cash to the holder, the Company shall be entitled to deduct and withhold such amounts from any cash payments to be made to the holder. In any event, the holder shall make available to the Company, promptly when required, sufficient funds to meet the requirements of such withholding, and the Committee shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company when required.

                  Section 17. Issuance of Shares and Compliance With Securities Act. Within a reasonable time after the due exercise of an Option or Stock Appreciation Right, the Company shall cause to be delivered to the employee a certificate for the Shares issuable and/or the cash payable pursuant to the exercise of the Option or Stock Appreciation Right together with either (i) an Option and/or Right certificate for a number of Shares equivalent to the difference between the number of Shares as to which the Option and/or Stock Appreciation Right had not been exercised immediately prior to the time of the exercise of the Option or Stock Appreciation Right and the number of shares with respect to which the Option or Stock Appreciation Right was so exercised, or (ii) the original Option or Right certificate endorsed to give effect to the partial exercise thereof. The Company may postpone the issuance and delivery of Shares upon any exercise of an Option or Stock Appreciation Right until (a) the admission of such Shares to listing on any stock exchange on which Shares of the same class are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. Any person exercising an Option or Stock Appreciation Right shall make such representations (including representations to the effect that such person will not dispose of such Shares in violation of the Federal Securities laws, if required by the Company) and furnish such information as may in the opinion of counsel for the Company be appropriate to permit the Company, in the light of the then existence or nonexistence of an effective Registration Statement under the Securities Act of 1933, as from time to time amended, with respect to such Shares, to issue the shares in compliance with the provisions of that or any comparable act. The Company may place an appropriate legend on any certificate evidencing the Shares and may issue stop transfer instructions in respect thereof. Nothing herein shall be deemed to require that the Company file or amend a Registration Statement.

                  Section 18. Termination of Options. Notwithstanding any other provisions of this Plan, any Option or Stock Appreciation Right not exercised within the period fixed for such exercise shall expire and become void and of no effect.

                  Section 19. Termination of Employment. Any unexercised Option or Stock Appreciation Right shall terminate forthwith at the close of business on the fourteenth business day after cessation or termination for any reason of the holder's employment by the Company. Notwithstanding the foregoing, (a) if the cessation of employment is due to retirement on or after attaining the age of sixty-five (65) years or to disability (to an extent and in a manner as shall be determined by the Committee in its sole discretion), the holder shall have the privilege within the remaining period of the Option or Stock Appreciation Right, or within three months of such holder's cessation of employment, whichever is the shorter period, of exercising the unexercised

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Options or Stock Appreciation Rights which such holder could have exercised at the time of such cessation of employment, (b) if the cessation of employment is due to death, or if death occurs within three months of the holder's cessation of employment by reason of retirement or disability, as aforesaid, the legal representatives of the estate of the holder or a specific legatee under a will or distributees in intestacy, after distribution of the Options or Stock Appreciation Rights to said legatee or distributees shall have the privilege within the remaining period of the Option or Stock Appreciation
Right or within three months of such holder's cessation of employment, whichever is shorter, of exercising the unexercised Options or Stock Appreciation Rights which the holder could have exercised at the time of such death, (c) if the employment of any holder with the Company shall be terminated because of such holder's violation of his or her duties with the Company (the existence of which violation shall be conclusively determined by the Committee in its sole discretion), all unexercised Options or Stock Appreciation Rights of such holder shall terminate immediately upon the termination of the holder's employment with the Company and a holder whose employment with the Company is so terminated shall have no right after such termination to exercise any unexercised Option or Stock Appreciation Right which such holder might have exercised prior to the termination of such employment with the Company, and (d) the Committee shall have the right in any specific case upon the grant of the Option or Stock Appreciation Right to provide any other rule or method for termination of the Option or Stock Appreciation Right upon termination of employment as the Committee shall deem proper and appropriate in the circumstance.

                  Nothing contained herein or in any Option or Stock Appreciation Right certificate shall be construed to confer upon any employee any right to be continued in the employ of the Company or derogate from any right of the Company to retire, request the resignation of or discharge such employee, at any time, with or without cause.

                  Section 20. Adjustment of Shares. If prior to the complete exercise of any Option there shall be declared and paid a stock dividend upon the Shares of the Company or if the Shares shall be split, combined, converted, exchanged, reclassified or in any way substituted for, or if the Company shall merge or consolidate with another corporation, then in any such event, the Option, to the extent that it has not been exercised, shall entitle the holder upon its future exercise to such number and kind of securities or other property subject to the terms of the Option to which the holder would have been entitled had such holder actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split, combination, conversion, exchange, reclassification, substitution, merger or consolidation.

                  In addition to the adjustment provided for in the preceding paragraph, if a Stock Appreciation Right has been granted, then, upon the occurrence of any of the events referred to in said paragraph, the Committee in its sole discretion shall have the right to determine the amount of cash and/or the number of Shares or other property to which the holder of such Stock Appreciation Right shall be entitled upon its payment so that there shall be no decrease or dilution (as determined by the Committee in its sole discretion) in the cash and/or the value of the Shares or other property to which the holder of such Stock Appreciation Right upon its payment shall be entitled by reason of such events.

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                  Section 21. Amendment by the Board of Directors or the
Committee. Except as provided in Section 22, the Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan and the terms and conditions of any Options or Stock Appreciation Rights not theretofore granted, and the Board of Directors or the Committee, with the consent of the affected holder of an Option or Stock Appreciation Right, may at any time withdraw or from time to time amend the Plan and the terms and conditions of any Options or Stock Appreciation Rights which have been theretofore granted.

                  Section 22. Amendments Requiring Stockholder Approval. Notwithstanding the provisions of Section 21, any amendment to the Plan which changes the option price as set forth in Section 12 hereof or changes the method of computation of the amount payable upon exercise of a Stock Appreciation Right pursuant to Section 15(c)(iii) or changes the categories of individuals eligible to receive Options or Stock Appreciation Rights under the Plan shall not be effective unless approved by the holders of a majority of the stock of the Company present, or represented by proxy, and entitled to vote thereon at a meeting called for such purpose within twelve (12) months after the adoption of such amendment by the Board of Directors.

                  Section 23. Effectiveness of the Plan. The effectiveness of this Plan is subject to its approval by the stockholders of the Company within one (1) year from March 16, 1984 except that this Plan shall be effective on and after March 16, 1984, to permit the granting of Options and Stock Appreciation Rights hereunder during said one (1) year period. In the event this Plan is not approved by the stockholders of the Company as aforesaid, any Options or Stock Appreciation Rights granted within said one (1) year period shall be deemed void and of no force or effect.

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